EXHIBIT (11)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 12 to the registration statement (No. 33-32729) on Form N-1A (the "Registration Statement") of our report dated February 12, 1999 relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report of State Street Research Investment Trust (a series of State Street Research Master Investment Trust), which report is also referenced in the Prospectus. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.



/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Boston, Massachusetts
March 3, 1999